UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 13, 2006
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania
(State or Other Jurisdiction of Incorporation)

1-5318	25-0900168

(Commission File Number)	(IRS Employer Identification No.)
World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05	Costs Associated with Exit or Disposal Activities

Item 9.01	Financial Statements and Exhibits

Item 2.05	Cost Associated with Exit or Disposal Activities
On April 13, 2006, Kennametal Inc. (the “Company”) entered into a definitive agreement with an affiliate of KPAC LLC to divest its Kemmer Praezision Electronics Business. The sale is expected to be completed in two tranches, the first of which is expected to be consummated in the fourth quarter of fiscal 2006, and the second during the first quarter of fiscal 2007. The transaction is a component of the Company’s previously announced plan to accelerate its manufacturing rationalization opportunities.
The Company expects to take pre-tax charges currently estimated at approximately $27 million resulting from the disposal, the majority of which are non-cash and will be recorded in the Company’s fiscal quarter ending June 30, 2006. Proceeds from the sale will not be material. Included in the total expected charge are $16 million for non-cash asset write-offs and $11 million of other associated exit costs. The above charges are expected to have future short-term cash outlays totaling approximately $4 million.
A copy of the press release issued by the Company in connection with the execution of the definitive agreement is attached hereto as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release dated April 13, 2006
-end-

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: April 18, 2006	By:	/s/ Frank P. Simpkins Frank P. Simpkins
Vice President of Finance and Corporate Controller